Exhibit 99.1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2007

Dionex Corporation
(Exact name of registrant as specified in its charter)

CA	0-11250	94-2647429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1228 Titan Way Sunnyvale	Dionex Cor
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (408) 737-0700

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On October 31, 2007 the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

    Exhibit 99.1.       Press release dated October 31, 2007

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dionex Corporation (Registrant)
October 31, 2007 (Date)	/s/ CRAIG A. MCCOLLAM Craig A. McCollam Vice President, Finance and Administration and Chief Financial Officer

Exhibit Index
99.1	Press release dated October 31, 2007

EXHIBIT 99.1

Dionex Reports Record First Quarter Net Sales and Earnings Per Share

SUNNYVALE, Calif., Oct. 31, 2007 (PRIME NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced its results of operations for the first quarter ended September 30, 2007.

Net sales for the first quarter of fiscal 2008 were $82.4 million, an increase of 13% compared with the $72.9 million reported in the first quarter of last year. Currency fluctuations increased sales by $2.2 million, or 3%, for the first quarter compared with the same period last year. Operating income for the first quarter of fiscal 2008 was $16.0 million, an increase of 16%, compared with $13.7 million in the first quarter of last year. Diluted earnings per share for the quarter were $0.53, an increase of 20% compared with the $0.44 reported in the same quarter of last year. Net income in the first quarter of last year included costs of approximately $650,000, net of tax, or $0.03 per diluted share, related to the Company's initiative to centralize some of its field related technical, administrative and support functions within North America and Europe. Cash flow from operating activities was strong at $13 million for the first quarter of fiscal 2008.

During the first quarter of fiscal 2008, the Company repurchased 257,825 shares of its common stock for $18.6 million. In the first quarter of fiscal 2007, the Company repurchased 437,000 shares of its common stock for $21.5 million.

Lukas Braunschweiler, President and Chief Executive Officer, commenting on the results, said, "We are very pleased with the results for the first quarter of this fiscal year. We reported the highest first quarter sales in the Company's history. Our operating profit and earnings grew at a very strong rate in the first quarter; earnings per share exceeded the high end of our guidance.

"Sales in North America were up strongly, with percentage growth in the mid teens for the quarter compared to the first quarter of last year, reflecting a continued improvement in the business as reported for the second half of fiscal 2007. Percentage sales growth in Europe was in the low-double digits in reported dollars and in the mid-single digits in local currency. Sales in our Asia/Pacific region grew in the mid-teens this quarter showing solid growth in all countries; notably in China, Korea, Australia and India.

"Compared to the first quarter of last year, demand from our life sciences and environmental customers was up significantly this quarter. Demand from our chemical/petrochemical customers was up slightly in the first quarter.

"We saw continued strong growth in sales of our ion chromatography products in the first quarter compared to the same quarter last year with sales growing in the mid-teens on a percentage basis and driven by all three global regions. Our HPLC product line sales grew in the high-single digits for the quarter supported by strong performances in North America and Asia/Pacific.

"We believe that we are well positioned for good sales and earnings growth in the remainder of fiscal 2008. We estimate that net sales will be in the range of $88-$91 million for the second quarter and diluted earnings per share will be in the range of $0.70-$0.72. We estimate that our sales for the full year will be in the range of $351-$359 million and diluted earnings per share in the range of $2.52-$2.62. Among the assumptions on which our estimates were based are: (1) our gross margin will improve sequentially and be approximately 65%-66% in fiscal 2008; (2) currency rates will provide a benefit of 2-3 percentage points on sales in fiscal 2008; and (3) our tax rate for the rest of the fiscal year 2008 should be in the range of 36%-37% (our tax rate in the second quarter of fiscal 2007 included a discrete tax benefit of $550,000 or $0.03 per share)."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Management of the Company will discuss the first quarter results in a conference call on Wednesday, October 31, 2007, at 1:30 p.m. Pacific Time (PT). To listen to the call live, please tune into the webcast via www.dionex.com. A playback of the conference call will be available from 8:00 a.m. PT, Wednesday, November 1, 2007 until 5:00 p.m. PT, Monday, December 31, 2007.

Certain statements contained herein or made in the quarterly conference call that are not purely historical are forward-looking statements. Factors that may cause actual results to differ from these statements are foreign currency fluctuations, competition from other products, economic conditions in the areas in which the company sells its products, and demand for analytical instrumentation. These factors and other risks and uncertainties are discussed in greater detail in the Company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

                           DIONEX CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share amounts)
                               (Unaudited)

                                                   Three Months Ended
                                                      September 30,
                                                     2007      2006
                                                   --------  --------

 Net sales                                         $82,423    $72,857
 Cost of sales                                      28,696     24,959
                                                   --------   --------
 Gross profit                                       53,727     47,898
                                                   --------   --------
 Operating expenses:
   Selling, general and administrative              31,156     28,429
   Research and product development                  6,601      5,748
                                                   --------   --------
     Total operating expenses                       37,757     34,177
                                                   --------   --------
 Operating income                                   15,970     13,721

                                                   --------   --------
 Interest income, net                                  467        309
 Other expense, net                                   (751)      (331)
                                                   --------   --------

 Income before taxes on income                      15,686     13,699
 Taxes on income                                     5,536      5,028
                                                   --------   --------
     Net income                                    $10,150    $ 8,671
                                                   ========   ========
 Basic earnings per share                          $  0.54    $  0.45
                                                   ========   ========
 Diluted earnings per share                        $  0.53    $  0.44
                                                   ========   ========
 Shares used in computing per share amounts:
   Basic                                            18,765     19,441
                                                   ========   ========
   Diluted                                          19,294     19,855
                                                   ========   ========

                          DIONEX CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                AT SEPTEMBER 30, 2007 AND JUNE 30, 2007
                            (In thousands)
                             (Unaudited)

                                                September 30, June 30,
                                                    2007        2007
                                                 ---------- ----------
 ASSETS

 Current assets:
 Cash, cash equivalents and short term
  investments                                     $ 69,577   $ 55,062
 Accounts receivable, net                           64,527     65,990
 Inventories                                        31,001     28,626
 Other current assets                               20,665     21,097
                                                 ---------- ----------

   Total current assets                            185,770    170,775

 Property, plant and equipment, net                 63,297     62,366
 Goodwill and other intangible assets               32,473     32,398
 Other assets                                       16,967      6,230
                                                 ---------- ----------
                                                  $298,507   $271,769
                                                 ========== ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
  Notes payable                                   $ 18,246   $    231
  Accounts payable                                  12,663     12,293
  Accrued liabilities                               45,921     48,946
  Income taxes payable                               6,920     13,068
  Accrued product warranty                           2,954      2,875
                                                 ---------- ----------

   Total current liabilities                        86,704     77,413

 Deferred income taxes and other long-term
  liabilities                                       26,557      8,648
 Stockholders' equity                              185,246    185,708
                                                 ---------- ----------
                                                  $298,507   $271,769
                                                 ========== ==========

CONTACT: Dionex Corporation
         Craig McCollam
         408-481-4107